Exhibit 21.1
Subsidiaries of MarketWise, Inc.

Entity Name	Jurisdiction of Formation
MarketWise, LLC	Delaware
Beacon Street Services, LLC	Delaware
Bonner & Partners, LLC	Maryland
Casey Research, LLC	Florida
Chaikin Resources, LLC	Delaware
Chaikin Analytics, LLC	Delaware
Chaikin Investments, LLC	Delaware
Common Sense Publishing, LLC	Florida
Empire Financial Research, LLC	Delaware
Harbor Publishing, LLC	Maryland
InvestorPlace Media Holdings, LLC	Delaware
InvestorPlace Media, LLC	Delaware
KOC Publishing, LLC	Delaware
Legacy Research Group, LLC	Florida
Omnia Research, LLC	Florida
Signal to Noise, LLC	Delaware
Stansberry & Associates Investment Research, LLC	Maryland
Stansberry China, LLC	Delaware
Tradesmith, LLC	Florida
VRSH, LLC d/b/a Altimetry	Delaware
Winans Media Group, LLC	Maryland
RoundTable Research, LLC	Delaware